Exhibit 99.1
Arcus Biosciences Reports Third-Quarter 2026 Financial Results and Provides a Pipeline Update
November 4, 2026
•ARC-20 data presented in October demonstrated the extraordinary opportunity for casdatifan to be a backbone treatment across every line of kidney cancer therapy
•Enrollment in PEAK-1, the Phase 3 study of casdatifan plus cabozantinib in the second line, is expected to complete in the next two to three months, and PEAK-20, Arcus's first-line Phase 3 study evaluating casdatifan plus ipilimumab and nivolumab, is on track to initiate by year-end 2026
•Multiple additional data readouts, including more mature progression-free survival (PFS) and overall survival (OS) data from the second-line and first-line cohorts of ARC-20, are expected in 2027
•With $694 million of cash, cash equivalents and marketable securities at quarter end together with $288 million gross proceeds from its October equity financing, Arcus is extremely well-positioned to develop casdatifan across all lines of therapy, with cash runway into 2029
HAYWARD, Calif. – (BUSINESS WIRE) – Arcus Biosciences, Inc. (NYSE:RCUS), a clinical-stage, global biopharmaceutical company focused on developing differentiated molecules and combination therapies for the treatment of cancer and immune diseases, today reported financial results for the third quarter ended September 30, 2026, and provided a pipeline update on its clinical-stage investigational molecules and discovery programs.
“In October, we showed for the first time that robust and durable HIF-2α inhibition from casdatifan can address the needs of patients at every line of kidney cancer therapy: rapid and sustained disease control in the first line, durable benefit and potential survival advantage in the second line, even after a prior TKI-inclusive therapy, and nearly three years of median overall survival in late-line patients who had exhausted multiple therapies,” said Terry Rosen, Ph.D., chief executive officer of Arcus. “With PEAK-1 enrollment nearing completion and PEAK-20 set to begin by year-end, we are building the registrational evidence to make casdatifan the backbone of treatment across the continuum of care for clear cell renal cell carcinoma.”
Casdatifan (HIF-2α inhibitor)
Development Strategy and Upcoming Milestones:
Arcus's development strategy is to enable utilization of casdatifan as a backbone therapy in clear cell renal cell carcinoma (ccRCC) across each line of therapy. The strategy builds on existing standards of care in each setting. In the first line, Arcus plans to develop the first and only HIF-2α inhibitor-based tyrosine kinase inhibitor (TKI)-sparing therapy. Arcus also plans to develop consecutive casdatifan-containing regimens for the second- and late-line settings that are enabled by the uniquely robust HIF-2α inhibitory profile of casdatifan.
•First-line ccRCC:
▪Initiation of PEAK-20, a Phase 3 study evaluating casdatifan plus ipilimumab and nivolumab, is expected in the fourth quarter of 2026.
▪Cohorts for casdatifan in combination with anti-PD-x/VEGF bispecifics ivonescimab (sponsored by Arcus in ARC-20), pumitamig (in the BMS-sponsored Phase 1/2 ROSETTA RCC-208 study) and tivunatamig (in the Pfizer-sponsored Phase 1b/2 Symbiotic-GU-08 study) are expected to begin prior to the end of the year.
▪Arcus expects to initiate a new cohort evaluating casdatifan in combination with anti-PD-1 and axitinib in the first half of 2027. This cohort is designed to support the initiation of the PEAK-21 Phase 3 study evaluating casdatifan plus anti-PD-1 and axitinib in first-line ccRCC.

•Second-line ccRCC:
▪Enrollment of PEAK-1, the global Phase 3 study evaluating casdatifan plus cabozantinib versus cabozantinib, is expected to be complete in the next two to three months.
•Late-line ccRCC:
▪Arcus will initiate a randomized ARC-20 cohort evaluating casdatifan plus tivozanib versus tivozanib alone in patients who received two or more lines of prior therapy, including a belzutifan-containing regimen in the fourth quarter of 2026.
Upcoming Data Expected in 2027:
•First-line ccRCC:
◦More mature PFS and OS data for the ARC-20 cohorts evaluating casdatifan plus zimberelimab and casdatifan plus zimberelimab and ipilimumab.
◦Early efficacy and safety data for the ARC-20 cohort evaluating casdatifan plus ivonescimab.
•Second-line ccRCC:
◦More mature OS data for the ARC-20 cohort evaluating casdatifan plus cabozantinib in second-line ccRCC.
•Late-line ccRCC:
◦Early efficacy and safety data for the randomized ARC-20 cohort evaluating casdatifan plus tivozanib versus tivozanib.
Recent Data Update:
In October, Arcus presented new data from multiple cohorts of the ARC-20 platform study, which showed that every ccRCC patient has the opportunity to benefit from casdatifan across each line of therapy over the course of their care. All cohorts had a data cut-off (DCO) of Sept. 4, 2026, and the key data are summarized below.
•First-line ccRCC:
◦Casdatifan plus zimberelimab (anti-PD-1) (n=30; 11.5 months median follow-up): The combination demonstrated landmark PFS of 86% at 6 months and 69% at 12 months, a 50% confirmed objective response rate (cORR) and a 6.7% rate of primary progression. These results exceeded third-party benchmarks* for pembrolizumab monotherapy and for ipilimumab plus nivolumab in this setting.
◦Casdatifan plus ipilimumab plus zimberelimab (n=31; 3 months median follow-up): One patient (4%) experienced primary progression among 24 patients with at least one scan. Safety data for the regimen were consistent with those observed in other cohorts or prior studies for the individual agents. These safety data will support initiation of the registrational trial PEAK-20 in first-line ccRCC.
•Second-line ccRCC, casdatifan plus cabozantinib (n=43; 21.3 months median follow-up): PFS (median of 14.5 months) and OS (median not reached) substantially exceeded benchmarks for cabozantinib monotherapy, including in patients on casdatifan plus cabozantinib who had progressed on a prior TKI therapy (median PFS of 16.5 months). TKI-pretreated patients represent approximately 60% of second-line patients in current practice and derive substantially diminished benefit from subsequent TKI therapies relative to patients who have not received a prior TKI therapy. Subgroup data, recently presented at ESMO, from both the belzutifan plus lenvatinib (median PFS of 10.9 months) and cabozantinib (median PFS of 7.5 months) arms of LITESPARK-011 that analyzed PFS for patients previously treated with an immunotherapy plus TKI combination reinforced this unmet need and the opportunity that the casdatifan plus cabozantinib regimen presents for this patient population.
•Late-line ccRCC, casdatifan monotherapy (n=121, four pooled cohorts; 28 months median follow-up): Casdatifan demonstrated unprecedented median OS of 35 months, a median PFS of 13 months and cORR of 36% in heavily pretreated patients, 52% of whom had received at least three prior lines of therapy. Casdatifan showed improvements across each of the key efficacy measures relative to data from benchmark studies with a first-generation HIF-2α inhibitor. In addition, new translational data demonstrated a correlation between pharmacodynamic markers of HIF-2α inhibition and OS.
•Across cohorts, no unexpected safety signals were observed at the time of DCO. Safety data for all the regimens were consistent with those observed in other cohorts or prior studies of each individual molecule.

Quemliclustat (small-molecule CD73 inhibitor)
•An interim analysis for PRISM-1, the fully enrolled Phase 3 trial of quemliclustat plus gemcitabine/nab-paclitaxel versus gemcitabine/nab-paclitaxel in first-line metastatic pancreatic ductal adenocarcinoma, will be conducted in the fourth quarter of 2026.
Immunology Portfolio
•AB102 (oral, MRGPRX2 antagonist): Arcus initiated a first-in-human healthy volunteer study in August 2026.
•TNF inhibitor (oral, TNFR1-selective), CCR6 antagonist (oral) and CD89 monoclonal antibody: Development candidates are progressing through preclinical development, with potential to enter the clinic in 2027.
•Additional programs: STAT6 inhibitor (oral) and CD40L inhibitor (oral) programs are each expected to deliver IND-ready candidates in 2027.
Financial Results for Third-Quarter 2026:
•Cash, Cash Equivalents and Marketable Securities were $694 million as of September 30, 2026, compared to $1.0 billion as of December 31, 2025. The decrease during the period is primarily due to the use of cash in our research and development activities. Based on the existing business plan, Arcus believes that its cash, cash equivalents and marketable securities as of September 30, 2026, together with $288 million gross proceeds from its October equity financing will be sufficient to fund its planned level of operations into 2029.
•Revenues were $9 million for the third-quarter 2026, compared to $26 million for the same period in 2025. The decrease in revenues was primarily driven by lower revenues related to activities under the Gilead Collaboration as they wind down or reach completion, partially offset by increased revenues related to programs under the Taiho Collaboration Agreement. Arcus expects to recognize GAAP revenue of between $70 million and $75 million for the full year 2026.
•Research and Development (R&D) Expenses were $117 million for the third-quarter 2026, compared to $141 million for the same period in 2025. The decrease was due to (i) late-stage development activities decreasing primarily due to the wind-down of Phase 3 studies related to domvanalimab and the completion of enrollment of PRISM-1, partially offset by increasing activities in our Phase 3 studies for casdatifan; (ii) early-stage development activities decreasing primarily due to the wind-down of Phase 2 studies related to domvanalimab and lower Phase 2 study costs for casdatifan; partially offset by (iii) partnership reimbursements decreasing primarily due to a shift towards programs fully funded by us. Non-cash stock-based compensation expense was $9 million for the third-quarter 2026, compared to $7 million for the same period in 2025. For the third-quarters 2026 and 2025, Arcus recognized gross reimbursements of $12 million and $28 million, respectively, for shared expenses from its collaborations. R&D expenses by quarter may fluctuate due to the timing of clinical manufacturing and standard-of-care therapeutic purchases with a corresponding impact on reimbursements.
R&D expenses have declined as we have wound down studies related to domvanalimab, implemented streamlining initiatives across our R&D operations in connection with this wind-down and realized efficiencies across our programs outside the Gilead collaboration. We expect R&D expenses to remain relatively consistent in the near term, as increased investment in the development of casdatifan and the advancement of our small-molecule immunology programs continues to offset the decreases in our other programs.
•General and Administrative (G&A) Expenses were $23 million for the third-quarter 2026, compared to $27 million for the same period in 2025. The decrease was primarily due to streamlining initiatives Arcus has undertaken across its operations. Non-cash stock-based compensation expense was $7 million for the third-quarter 2026, compared to $7 million for the same period in 2025.
•Net Loss was $128 million for the third-quarter 2026, compared to $135 million for the same period in 2025.

About Arcus Biosciences
Arcus Biosciences is a clinical-stage, global biopharmaceutical company focused on developing differentiated molecules and combination therapies for the treatment of cancer and immune diseases. Founded in 2015, Arcus pairs proven biology with exceptional chemistry to create medicines that deliver meaningful improvements for patients. The company has advanced two oncology programs to Phase 3 clinical trials, including casdatifan, a HIF-2α inhibitor for clear cell renal cell carcinoma, and quemliclustat, a small-molecule CD73 inhibitor for pancreatic cancer. Arcus is also applying its small-molecule, medicinal chemistry and antibody capabilities to expand into immunology. Every program is held to the highest standard: outperform the current standard of care. For more information about Arcus Biosciences' clinical and preclinical programs, please visit www.arcusbio.com.
Casdatifan, quemliclustat and zimberelimab are investigational molecules. Approval from any regulatory authority for their use has not been received, and their safety and efficacy have not been established.
Important Information Regarding Data Comparisons
*All referenced benchmarks are based on third-party data and do not represent head-to-head comparisons between casdatifan and any other products or candidates. Differences exist between study populations, sample sizes, inclusion and exclusion criteria, trial designs and many other factors, and caution should be exercised when comparing data across unrelated studies.
Forward-Looking Statements
This press release contains forward-looking statements. All statements regarding events or results to occur in the future contained herein are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, the statements in Dr. Rosen's quote; Arcus's development strategies and opportunities; the timing and achievement of milestones, including the completion of enrollment in PEAK-1, the initiation of PEAK-20 and the advancement of Arcus's immunology programs; the timing of future data readouts, including updated data from ARC-20 and the interim analysis for PRISM-1; and expectations regarding full-year revenue and anticipated cash runway. All forward-looking statements involve known and unknown risks and uncertainties and other important factors that may cause Arcus's actual results, performance or achievements to differ materially from those expressed or implied by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, risks associated with: Arcus's ability to manage the breadth and pace of its development plans for casdatifan; the unexpected emergence of adverse events or other undesirable side effects with Arcus's investigational molecules, alone or in combination with other agents; difficulties or delays in initiating, enrolling and completing clinical trials, including due to regulatory review, site activation, patient identification or enrollment, or manufacturing and supply constraints of investigational or standard-of-care products for such clinical trials; interim data not being guarantees of future data or replicated in other studies evaluating casdatifan, including the Phase 3 PEAK-1 and PEAK-20 studies; adverse data from toxicology studies that affect Arcus's ability to advance development candidates from its immunology programs; the risk that the preclinical profiles of Arcus's development candidates may not translate in clinical trials; changes in the competitive landscape for Arcus's programs; the inherent uncertainty associated with pharmaceutical product development and clinical trials; and risks associated with Arcus's ability to accurately forecast financial results and changes in Arcus's operating plans. Risks and uncertainties facing Arcus are described more fully in the “Risk Factors” section of Arcus's most recent periodic report filed with the U.S. Securities and Exchange Commission (SEC) and in other filings that Arcus makes with the SEC from time to time, which are available at www.sec.gov. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Arcus disclaims any obligation or undertaking to update, supplement or revise any forward-looking statements contained in this press release, except to the extent required by law.

The Arcus name and logo are trademarks of Arcus Biosciences, Inc. All other trademarks belong to their respective owners.

ARCUS BIOSCIENCES, INC.
Consolidated Statements of Operations
(unaudited)
(In millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenues:
License and development services	$8	$20	$36	$192
Other collaboration	1	6	31	22
Total revenues	9	26	67	214

Operating expenses:
Research and development	117	141	352	402
General and administrative	23	27	76	84
Total operating expenses	140	168	428	486

Loss from operations	(131)	(142)	(361)	(272)

Non-operating income (expense):
Interest and other income, net	6	10	23	31
Interest expense	(3)	(3)	(9)	(6)
Total non-operating income, net	3	7	14	25

Loss before income taxes	(128)	(135)	(347)	(247)

Income tax expense	—	—	—	—

Net loss	$(128)	$(135)	$(347)	$(247)

Net loss per share:
Basic and diluted	$(1.00)	$(1.27)	$(2.74)	$(2.39)

Shares used to compute net loss per share:
Basic and diluted	127.4	106.5	126.3	103.7
Selected Consolidated Balance Sheet Data
(unaudited)
(In millions)

	September 30, 2026	December 31, 2025 (1)
Cash, cash equivalents and marketable securities	$694	$1,010
Total assets	818	1,139
Total liabilities	460	508
Total stockholders’ equity	358	631
(1)Derived from the audited financial statements for the year ended December 31, 2025, included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2026.

Investor Inquiries:
Pia Eaves
VP of Investor Relations & Strategy
(617) 459-2006
peaves@arcusbio.com
Media Inquiries:
Holli Kolkey
VP of Corporate Affairs
(650) 922-1269
hkolkey@arcusbio.com

Maryam Bassiri
Director, Corporate Affairs
(510) 406-8520
mbassiri@arcusbio.com